Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports First Quarter 2011 Financial Results; Reports Revenues of $1.050 Billion and Fully Diluted EPS of $0.24 Per Share
•	First Quarter 2011 Revenues of $1.050 billion

•	Operating Income of $70 million

•	Fully Diluted Earnings Per Share of $0.24 per share; includes ($0.14) per share impact for CH-53K charge

•	Cash and Cash Equivalents were $311 million

•	Total backlog of approximately $28.2 billion

•	Financial Guidance for 2011 remains unchanged
     Wichita, Kan., May 5, 2011 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2011 financial results reflecting solid core operating performance as demand for large commercial aircraft remains strong.
     Spirit’s first quarter 2011 revenues were $1.050 billion, slightly up from $1.043 billion for the same period of 2010 primarily driven by model mix.
     Operating income was $70 million, compared to $93 million for the same period in 2010, as the company recognized a $28 million ($0.14 per share) pre-tax charge on the CH-53K program and realized higher R&D expense associated with 787-9 development in the current quarter. Net income for the quarter was $35 million, or $0.24 per fully diluted share, compared to $56 million, or $0.40 per fully diluted share, in the same period of 2010, as the current period also included increased interest expense associated with increased debt outstanding and a higher effective tax rate. (Table 1)
Table 1. Summary Financial Results (unaudited)

	1st Quarter
($ in millions, except per share data)	2011	2010	Change
Revenues	$1,050	$1,043	1%
Operating Income	$70	$93	(25%)
Operating Income as a % of Revenues	6.6%	8.9%	(230) BPS
Net Income	$35	$56	(38%)
Net Income as a % of Revenues	3.3%	5.3%	(200) BPS
Earnings per Share (Fully Diluted)	$0.24	$0.40	(40%)
Fully Diluted Weighted Avg Share Count	142.1	140.4

     “Our core businesses continue to perform well and the market for large commercial airplanes remains strong,” said President and Chief Executive Officer Jeff Turner. “During the first quarter, we delivered ship sets for more than 250 aircraft to our various customers, including six 787 forward fuselages to Boeing Commercial Airplanes.”
     “While the additional cost growth on the CH-53K program is disappointing, getting it right for the future is our focus. Our approach was to adapt some of our commercial manufacturing practices to this military product and to-date we have been unsuccessful.” Turner said.
     “As we move through 2011 and 2012 we will continue to invest in additional capacity for our core business while we move new programs through the development cycle and into early production. Moving forward we expect to benefit from expanding demand for our core products as we help bring the next generation of large commercial airplanes and business jets to market,” Turner concluded.
     Spirit’s backlog at the end of the first quarter of 2011 remained stable at $28.2 billion. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.
     The company realized a pre-tax charge of $28 million ($0.14 per share) on the CH-53K program, moving the development contract on the program into a loss position. The additional cost on this program is associated with the decision to proceed with a more traditional design and build approach to manufacture the remaining six test units.
     Spirit updated its contract profitability estimates during the first quarter of 2011, resulting in a net pre-tax $3 million ($0.02 per share) unfavorable cumulative catch-up adjustment primarily associated with changes in contract profitability estimates on the A350 wing development effort, partially offset by improved productivity and efficiencies in the Propulsion segment. In comparison, Spirit recognized an $8 million unfavorable cumulative catch-up adjustment for the first quarter of 2010.
     Cash flow from operations was a $128 million use of cash for the first quarter of 2011, compared to a $110 million use of cash for the first quarter of 2010. The current quarter compared to the same period of 2010 reflects increased working capital primarily driven by inventory growth on development programs, partially offset by deferred revenue, timing of liabilities, and favorable tax impacts. (Table 2)

Table 2. Cash Flow and Liquidity

	1st Quarter
($ in millions)	2011	2010
Cash Flow from Operations	($128)	($110)
Purchases of Property, Plant & Equipment	($42)	($69)

	March 31,	December 31,
	2011	2010
Liquidity
Cash	$311	$482
Total Debt	$1,196	$1,197
     Cash balances at the end of the quarter were $311 million, down $171 million from year-end 2010, largely reflecting the increase in inventory associated with increased production rates and continuing investments in new programs. At the end of the first quarter of 2011, the company’s $650 million revolving credit facility remained undrawn. Approximately $20 million of the credit facility is reserved for financial letters of credit. Debt balances at the end of the first quarter were $1,196 million, relatively flat from year-end.
     The company’s credit rating remains unchanged at the end of the first quarter 2011 with a BB rating, stable outlook by Standard & Poor’s and a Ba2 rating, stable outlook by Moody’s Investor Services.
Financial Outlook
     Spirit revenue guidance for the full-year 2011 remains unchanged and is expected to be between $4.5 and $4.7 billion based on Boeing’s 2011 delivery guidance of 485 to 500 aircraft; expected B787 deliveries; expected Airbus deliveries in 2011 of approximately 520 to 530 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in the second half of 2010.
     Fully diluted earnings per share guidance for 2011 remains unchanged and is expected to be between $1.70 and $1.90 per share, reflecting increased volumes on certain core programs and productivity and efficiency gains.
     Guidance for cash flow from operations, less capital expenditures, remains unchanged and is expected to be approximately a $250 million use of cash in the aggregate, with capital expenditures of approximately $325 million.
     The effective tax rate, forecast to be between 31 and 32 percent for 2011, remains unchanged. (Table 3)

     Risk to our financial guidance includes, among other factors: 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; mid-range business jet market risks; our ability to achieve anticipated productivity and cost improvements; and our ability to complete the 787 contract amendment.
Table 3. Financial Outlook

	2010 Actual	2011 Guidance

Revenues	$4.2 billion	$4.5 - $4.7 billion

Earnings Per Share (Fully Diluted)	$1.55	$1.70 - $1.90

Effective Tax Rate	26.3%	31% - 32%

Cash Flow from Operations	$125 million	~$75 million

Capital Expenditures	$288 million	~$325 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; potential reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be negatively impacted by continuing weakness in the global economy and economic challenges facing commercial airlines, and by a lack of business and consumer confidence and the impact of continuing instability in the global financial and credit markets, including, but not limited to, sovereign debt concerns in Europe; the inability to resolve significant claims with Boeing related to non-recurring and recurring costs on the B787 program; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as certification and delivery of Boeing’s new B787 and Airbus’ new A350 XWB aircraft programs, including first flight for the Airbus A350 XWB, receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and anti-bribery laws such as the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness and the possibility that we may be unable to borrow additional funds or refinance debt; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in our 2010 Form 10-K for a more complete discussion of these and other factors that may affect our business.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the first quarter of 2011 were $528 million, up 2.3 percent from the same period last year, largely driven by model mix. Operating margin for the first quarter of 2011 was 8.9 percent as compared to 14.7 percent during the same period of 2010. During the first quarter of 2011, the segment realized an unfavorable $28 million pre-tax charge on the CH-53K program. In comparison, a pre-tax $5 million unfavorable cumulative catch-up adjustment was realized during the first quarter of 2010.
Propulsion Systems
     Propulsion Systems segment revenues for the first quarter of 2011 were $273 million, relatively flat from the same period last year. Operating margin for the first quarter of 2011 was 14.9 percent as compared to 12.2 percent in the first quarter of 2010, driven by productivity and efficiency improvements and additional aftermarket volume. During the first quarter of 2011, the segment realized a favorable pre-tax $3 million cumulative catch-up adjustment.
Wing Systems
     Wing Systems segment revenues for the first quarter of 2011 were $245 million, down 1.6 percent from the same period last year, primarily driven by model mix. Operating margin for the first quarter of 2011 was 7.1 percent as compared to 7.6 percent during the same period of 2010. During the first quarter of 2011, the segment realized an unfavorable pre-tax $6 million cumulative catch-up adjustment primarily driven by additional engineering costs on the A350 wing development contract block. In comparison, a pre-tax $3 million unfavorable cumulative catch-up adjustment was realized during the first quarter of 2010.

Table 4. Segment Reporting

	(unaudited)
	1st Quarter
($ in millions)	2011	2010	Change

Segment Revenues
Fuselage Systems	$528.0	$516.2	2.3%
Propulsion Systems	$273.0	$274.4	(0.5%)
Wing Systems	$244.9	$248.9	(1.6%)
All Other	$3.7	$3.8

Total Segment Revenues	$1,049.6	$1,043.3	0.6%

Segment Earnings from Operations
Fuselage Systems	$47.0	$75.9	(38.1%)
Propulsion Systems	$40.8	$33.6	21.4%
Wing Systems	$17.4	$18.9	(7.9%)
All Other	$0.0	$0.3

Total Segment Operating Earnings	$105.2	$128.7	(18.3%)

Unallocated Corporate SG&A Expense	($35.1)	($35.0)	0.3%
Unallocated Research & Development Expense	($0.5)	($0.7)	(28.6%)

Total Earnings from Operations	$69.6	$93.0	(25.2%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	8.9%	14.7%	(580) BPS
Propulsion Systems	14.9%	12.2%	270 BPS
Wing Systems	7.1%	7.6%	(50) BPS
All Other	0.0%	7.9%

Total Segment Operating Earnings as % of Revenues	10.0%	12.3%	(230) BPS

Total Operating Earnings as % of Revenues	6.6%	8.9%	(230) BPS
Contact information:
Investor Relations: Alan Hermanson or Coleen Tabor at (316) 523-7040
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2010 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2010

B737	94	96	93	89	372
B747	3	1	2	4	10
B767	3	4	3	5	15
B777	21	18	14	14	67
B787	5	4	4	3	16

Total	126	123	116	115	480
A320 Family	102	95	75	96	368
A330/340	25	23	5	19	72
A380	1	5	7	5	18

Total	128	123	87	120	458
Business/Regional Jet*	5	6	6	10	27

Total Spirit	259	252	209	245	965

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2011

B737	93				93
B747	4				4
B767	5				5
B777	16				16
B787	6				6

Total	124				124
A320 Family	103				103
A330/340	18				18
A380	6				6

Total	127				127
Business/Regional Jet	8				8

Total Spirit	259				259

*	Previously included Hawker-Beechcraft products only. Now includes Spirit deliveries associated with business and regional jets.

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2011	April 1, 2010
	($ in millions, except per share data)

Net revenues	$1,049.6	$1,043.3
Operating costs and expenses:
Cost of sales	928.0	901.1
Selling, general and administrative	39.0	39.3
Research and development	13.0	9.9

Total operating costs and expenses	980.0	950.3
Operating income	69.6	93.0
Interest expense and financing fee amortization	(20.9)	(14.0)
Interest income	0.1	0.1
Other income (expense), net	1.5	(5.5)

Income before income taxes and equity in net loss of affiliate	50.3	73.6
Income tax provision	(15.3)	(17.8)

Income before equity in net loss of affiliate	35.0	55.8
Equity in net loss of affiliate	(0.4)	(0.3)

Net income	$34.6	$55.5

Earnings per share
Basic	$0.25	$0.40
Shares	138.6	137.3

Diluted	$0.24	$0.40
Shares	142.1	140.4

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2011	2010
	($ in millions)
Current assets
Cash and cash equivalents	$310.9	$481.6
Accounts receivable, net	285.4	200.2
Inventory, net	2,652.5	2,507.9
Other current assets	84.7	105.0

Total current assets	3,333.5	3,294.7
Property, plant and equipment, net	1,479.8	1,470.0
Pension assets	178.2	172.4
Other assets	141.6	164.9

Total assets	$5,133.1	$5,102.0

Current liabilities
Accounts payable	$481.5	$443.5
Accrued expenses	213.0	220.3
Current portion of long-term debt	9.7	9.5
Advance payments, short-term	115.9	169.4
Deferred revenue, short-term	297.0	302.6
Other current liabilities	17.1	19.5

Total current liabilities	1,134.2	1,164.8
Long-term debt	1,186.1	1,187.3
Advance payments, long-term	671.7	655.2
Deferred revenue and other deferred credits	28.5	29.0
Pension/OPEB obligation	74.5	72.5
Other liabilities	181.2	182.3
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 107,589,410 and 107,201,314 shares issued, respectively	1.1	1.1
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 34,737,911 and 34,897,388 shares issued, respectively	0.4	0.3
Additional paid-in capital	986.0	983.6
Accumulated other comprehensive loss	(66.4)	(75.3)
Retained earnings	935.3	900.7

Total shareholders’ equity	1,856.4	1,810.4
Noncontrolling interest	0.5	0.5

Total equity	1,856.9	1,810.9

Total liabilities and equity	$5,133.1	$5,102.0

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31, 2011	April 1, 2010
	($ in millions)
Operating activities
Net income	$34.6	$55.5
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation expense	32.0	27.3
Amortization expense	3.5	3.1
Employee stock compensation expense	2.2	2.3
Excess tax benefits from share-based payment arrangements	(0.3)	—
Gain from the effectiveness of hedge contracts	(0.1)	—
(Gain) Loss from foreign currency transactions	(0.9)	8.1
Deferred taxes	6.3	6.0
Long-term tax benefit	0.7	(17.6)
Pension and other post-retirement benefits, net	(1.5)	(2.3)
Grant income	(1.3)	(0.5)
Equity in net loss of affiliate	0.4	0.3
Changes in assets and liabilities
Accounts receivable	(81.5)	(78.9)
Inventory, net	(140.4)	(88.1)
Accounts payable and accrued liabilities	30.5	(11.8)
Advance payments	(37.0)	(38.6)
Deferred revenue and other deferred credits	(5.9)	(24.2)
Other	30.6	49.2

Net cash (used in) operating activities	(128.1)	(110.2)

Investing activities
Purchase of property, plant and equipment	(41.5)	(69.2)
Other	0.3	(0.8)

Net cash (used in) investing activities	(41.2)	(70.0)

Financing activities
Principal payments of debt	(2.2)	(2.0)
Excess tax benefits from share-based payment arrangements	0.3	—

Net cash (used in) financing activities	(1.9)	(2.0)

Effect of exchange rate changes on cash and cash equivalents	0.5	(0.2)

Net increase in cash and cash equivalents for the period	(170.7)	(182.4)
Cash and cash equivalents, beginning of the period	481.6	369.0

Cash and cash equivalents, end of the period	$310.9	$186.6